News Release

Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
FIRST QUARTER OF FISCAL 2013
-- First Quarter Revenues Up 48%; Operating Income Exceeding Entire Fiscal 2012 --

FOREST CITY, IOWA, December 20, 2012 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's first quarter of Fiscal 2013.

Revenues for the 14-week first quarter ended December 1, 2012 were $193.6 million an increase of 46.8%, versus $131.8 million for the 13-week first quarter of Fiscal 2012. Included within consolidated revenues for the first quarter of Fiscal 2013 was $12.1 million associated with towable products, compared to $10.1 million for the first quarter of Fiscal 2012. The Company reported an operating income of $9.9 million for the quarter, versus $627,000 for the first quarter of Fiscal 2012. Net income for the first quarter of Fiscal 2013 was $7.4 million, or $0.26 per diluted share, versus $1.0 million, or $0.04 per diluted share for the first quarter of Fiscal 2012.

The first quarter was positively impacted by an additional week of operating performance (i.e. 14-week quarter) as well as higher weekly production rates due to robust demand which resulted in increased motorhome deliveries and improved gross margins due to better overhead cost absorption.

“Winnebago Industries' results for the first quarter of Fiscal 2013 were outstanding,” said Winnebago Industries' Chairman, CEO and President Randy Potts. "Calendar year-to-date through October, we are growing at the wholesale and retail level at a faster rate than the overall industry due to the popularity of our products and the strength of our dealer network. We received very positive reception to our products at the recent National RV Show, which was held November 27-29, 2012 in Louisville, KY. There was particular excitement for our newly introduced Winnebago Minnie Winnie and Itasca Spirit motorhomes that provide an economical entry into our Class C lineup, as well as the new Winnebago Ultralite towable entry introduced at the show."

During the first quarter of Fiscal 2013, the Company repurchased approximately 594,000 shares of the Company's common stock for $7.2 million, with calendar year-to-date cumulative repurchases of 1.2 million shares at an average price of $11.34 per share. "Given our improved financial performance and positive outlook, we felt the additional shares repurchased in our first quarter continued to enhance shareholder value," said Winnebago Industries' Vice President, Chief Financial Officer Sarah Nielsen. "Through these efforts, we have reduced the total outstanding shares by nearly 4% this calendar year."

Potts continued, "We are extremely pleased with the growing demand for our products, as evidenced in our sales order backlog, particularly as this is traditionally a seasonally slower time of year for our business. In light of such a strong order position, we are currently in a much better business environment and as a result, less sales incentives are necessary. We have continued to increase our production schedule and have hired additional employees to meet this improved demand during the last two fiscal quarters. Although we are ramping up production, we do face various constraints in the near-term that will impact our ability to immediately deliver product such as fewer production days due to the holidays, Class A gas chassis availability and the timing of production start for select new products. These are certainly better business challenges to face in a much improved market for our products than the difficult environment we endured for the past few years."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, December 20, 2012. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motorhomes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products under the Winnebago, Itasca, Era and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except percent and per share data)

	Quarter(1) Ended
	December 1, 2012		November 26, 2011
Net revenues	$193,554	100.0%	$131,837	100.0%
Cost of goods sold	172,807	89.3%	123,341	93.6%
Gross profit	20,747	10.7%	8,496	6.4%
Operating expenses:
Selling	4,961	2.6%	4,162	3.2%
General and administrative	5,812	3.0%	3,707	2.8%
Loss on sale of asset held for sale	28	—%	—	—%
Total operating expenses	10,801	5.6%	7,869	6.0%
Operating income	9,946	5.1%	627	0.5%
Non-operating income	614	0.3%	257	0.2%
Income before income taxes	10,560	5.5%	884	0.7%
Provision (benefit) for taxes	3,169	1.6%	(151)	(0.1)%
Net income	$7,391	3.8%	$1,035	0.8%
Income per common share:
Basic	$0.26		$0.04
Diluted	$0.26		$0.04
Weighted average common shares outstanding:
Basic	28,301		29,138
Diluted	28,361		29,212

Percentages may not add due to rounding differences.

(1) The fiscal quarters ended December 1, 2012 and November 26, 2011 contained 14 weeks and 13 weeks, respectively.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	December 1, 2012	August 25, 2012
ASSETS
Current assets:
Cash and cash equivalents	$44,075	$62,683
Short-term investments	250	—
Receivables, net	24,643	22,726
Inventories	106,363	87,094
Prepaid expenses and other assets	7,818	4,509
Income taxes receivable	1,603	1,603
Deferred income taxes	8,482	8,453
Total current assets	193,234	187,068
Total property and equipment, net	20,127	19,978
Assets held for sale	—	550
Long-term investments	8,823	9,074
Investment in life insurance	24,296	23,127
Deferred income taxes	30,531	30,520
Goodwill	1,228	1,228
Amortizable intangible assets	620	641
Other assets	12,912	13,886
Total assets	$291,771	$286,072

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,536	$24,920
Income taxes payable	3,402	348
Accrued expenses	34,783	35,750
Total current liabilities	66,721	61,018
Long-term liabilities:
Unrecognized tax benefits	5,076	5,228
Postretirement health care and deferred compensation benefits	74,426	75,135
Total long-term liabilities	79,502	80,363
Stockholders' equity	145,548	144,691
Total liabilities and stockholders' equity	$291,771	$286,072

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Quarter(1) Ended
	December 1, 2012	November 26, 2011
Operating activities:
Net income	$7,391	$1,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,147	1,311
LIFO expense	352	328
Postretirement benefit income and deferred compensation expenses	221	294
Stock-based compensation	687	177
Provision for doubtful accounts	3	10
Deferred income taxes including valuation allowance	(40)	(677)
Gain on life insurance	(509)	(195)
Increase in cash surrender value of life insurance policies	(383)	(256)
(Gain) loss on disposal of property	(3)	6
Other	—	16
Change in assets and liabilities:
Inventories	(19,621)	3,647
Receivables, prepaid and other assets	(4,107)	4,525
Income taxes and unrecognized tax benefits	3,195	495
Accounts payable and accrued expenses	2,521	(8,597)
Postretirement and deferred compensation benefits	(1,177)	(959)
Net cash (used in) provided by operating activities	(10,323)	1,160

Investing activities:
Proceeds from the sale of investments, at par	—	500
Proceeds from life insurance	974	643
Purchases of property and equipment	(1,273)	(456)
Proceeds from the sale of property	566	—
Payments of COLI borrowings	(1,371)	—
Other	129	112
Net cash (used in) provided by investing activities	(975)	799

Financing activities:
Payments for purchase of common stock	(7,177)	—
Other	(133)	33
Net cash (used in) provided by financing activities	(7,310)	33

Net (decrease) increase in cash and cash equivalents	(18,608)	1,992
Cash and cash equivalents at beginning of period	62,683	69,307
Cash and cash equivalents at end of period	$44,075	$71,299

Supplemental cash flow disclosure:
Income taxes paid	$13	$31

(1) The fiscal quarters ended December 1, 2012 and November 26, 2011 contained 14 weeks and 13 weeks, respectively.

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter(1) Ended				Change
(In units)	December 1, 2012	Product Mix % (2)	November 26, 2011	Product Mix % (2)	Units	% Change
Class A gas	620	40.4%	381	36.6%	239	62.7%
Class A diesel	345	22.5%	232	22.3%	113	48.7%
Total Class A	965	62.9%	613	58.9%	352	57.4%
Class B	90	5.9%	79	7.6%	11	13.9%
Class C	479	31.2%	348	33.5%	131	37.6%
Total motorhomes	1,534	100.0%	1,040	100.0%	494	47.5%

Travel trailer	408	73.2%	267	61.4%	141	52.8%
Fifth wheel	149	26.8%	168	38.6%	(19)	(11.3)%
Total towables	557	100.0%	435	100.0%	122	28.0%

(1) The fiscal quarters ended December 1, 2012 and November 26, 2011 contained 14 weeks and 13 weeks, respectively.
(2) Percentages may not add due to rounding differences.

Unaudited Backlog

	As Of				Change
	December 1, 2012		November 26, 2011			%
	Units	% (1)	Units	% (1)	Units	Change
Class A gas	884	41.7%	213	34.5%	671	315.0%
Class A diesel	389	18.4%	172	27.8%	217	126.2%
Total Class A	1,273	60.1%	385	62.3%	888	230.6%
Class B	111	5.2%	47	7.6%	64	136.2%
Class C	734	34.7%	186	30.1%	548	294.6%
Total motorhome backlog(2)	2,118	100.0%	618	100.0%	1,500	242.7%

Travel trailer	557	81.1%	280	60.9%	277	98.9%
Fifth wheel	130	18.9%	180	39.1%	(50)	(27.8)%
Total towable backlog (2)	687	100.0%	460	100.0%	227	49.3%

Total approximate backlog revenue dollars (in 000's):
Motorhome	$226,457		$70,546		$155,911	221.0%
Towable	14,049		10,381		3,668	35.3%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Unaudited Dealer Inventory

	Units As Of
	December 1, 2012	November 26, 2011	Change
Motorhomes	2,045	1,945	100	5.1%
Towables	1,555	1,146	409	35.7%